MEMORANDUM OF UNDERSTANDING

BY AND BETWEEN THE UNDERSIGNED:

e-MARINE Co., Ltd., a company organized under the laws of Republic of Korea, with a capital of Ulsan, having its registered office at #401, Bestech Bldg, 30, Jeongdong-ro, Nam-gu, Ulsan, Republic of Korea, registered under the number 314-81-38419,

Duly represented by Dr. JJ Ung Gyu Kim, in his capacity as Chief Executive Officer,

Hereinafter called “COMPANY “.

AND

ECA SINDEL S.r.l., a company existing and organized under the laws of Italy, whose registered office is at Via Buccari 29, 16153 Genova, ITALY, registered in Genoa under the number 423935,

Duly represented by Mr. Guenael GUILLERME, in his capacity as Chairman, Hereinafter called “SINDEL “ ,

COMPANY and SINDEL shall hereinafter collectively be referred to as” Parties” and each of them” Party” ..

WHEREAS

1. SINDEL is a leading naval simulation company and desire to extend its business in Republic of Korea (hereinafter the” Territory” ).

2. COMPANY is a specialized company to provide vessel navigation system and monitoring solution based on electronic navigational chart.

3. The Parties intend to explore the Territory’s civil and military naval simulation market, and have already identified some potential business opportunities in the Territory.

4. The Parties now wish to enter this Memorandum of Understanding (hereinafter the “MoU” ) so as to lay down general rules and principles related to: (i) the market exploration in the Territory, (ii) preparation and submission of joint proposal for the business opportunities identified, and more generally (iii) the terms and conditions of the Parties cooperation during the term of this MoU.

CONTENTS:

NOW THEREFORE, in consideration of the foregoing and mutual promises contained herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

“ Affiliate(s)”: means , with respect to a Party, an entity which is controlled by, controls, or is under common control with the Party, where “control” and “controlled “ means :

(1)	holding beneficially at least fifty per cent (50%) of the issued share capital of such other entity; or
(2)	the power {whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

a.	cast, or control the casting of, at least fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such other entity; or
b.	appoint or remove all, or the majority, of the directors or other equivalent officers of such other entity; or
c.	give directions with respect to the operating and financial policies of such other entity with which the directors or other equivalent officers of such entity are obliged to comply.

“ BackgroundIPR” : shall have the meaning set forth in Article 12.2 of this MoU.

" Committee “: shall have the meaning set forth in Article 4.1 of this MoU.

" Confidential Information”: shall have the meaning set forth in Article 10.1 of this MoU.

“ Contract(s)”: means the contract(s) to be awarded by the Customer pursuant to the Tender(s).

“Customer(s)”: means any customer in the Territory.

“Effective Date” : means the date of signature of this MoU by both Parties.

“Fore ground IPR”: shall have the meaning set forth in Article 12.3 of this MoU.

“Intellectual Property Rights” or” IPR”: shall have the meaning set forth in Article 12.1 of this MoU.

“ Joint Foreground IPR”: shall have the meaning set forth in Article 12.4 of this MoU.

“MoU”: shall have the meaning set forth in point 4 of the preamble of this document.

“Part”: shall mean the part of the Proposal to be supplied by SINDEL, based on the WorkShare defined in any Specific Agreement.

" Project”: shall mean any business opportunity within the Territory for the sale of SINDEL’s Simulator(s) to a Customer, detected by the COMPANY, submitted and accepted by SINDEL in accordance with Article 5.2 of this MoU.

“ Proposal(s)”: means the bid(s) submitted by COMPANY, with SINDEL as a subcontractor, in response to the Customer’s requests within a Project.

“Specific Agreement “: means the agreement signed by the Parties to set forth special conditions related to any Project.

“Simulator”: means all of ECA SINDEL simulators including but not limiting to ASWTT, FMSS.

" Subcontract” : shall have the meaning set forth in Article 9.1 of this MoU.

“Territory”: shall have the meaning set forth in point 1 of the preamble of this MoU.

" Work Share”: shall have the meaning set forth in Article 6.1 of this MoU.

ARTICLE 2 - PURPOSE

The purpose of this MoU is to set forth the Parties’ current mutual intentions as well as some general rules regarding:

●	Market exploration in the Territory
●	Identification and validation of business opportunities in the Territory
●	The mutual preparation, submissionand promotion of any Proposal to the Customer;
●	The implementation of any Subcontract between the Parties, if a Contract is awarded to any Party.

ARTICLE 3 - EXCLUSIVITY

The Parties agree that, during the term of this MoU, they will perform their respective obligations set forth in this MoU on a non-exclusive basis.

ARTICLE 4 - MANAGEMENT

4.1. Within one (1) month from the Effective Date of this MoU, the Parties shall establish a committee (the “Committee”) for technical, schedule and marketing support coordination, and more generally for the overall coordination and oversight of the Parties’ activities under this Mou.

4.2. More precisely, the role of the Committee shall be to:

●	Review, discuss and assess the business opportunities and market exploration outcome within the Territory;
●	If necessary, review, discuss and decide the terms and conditions of any Specific Agreement, as set forth in Article 5.4 below;
●	Review, discuss and coordinate the actions to be undertaken under each Project such as, but not limited to: approval of communication material and/or press release, preparation the Proposal, marking actions to the Customer(s) and budget allocated;
●	Review, discuss and coordinate the preparation of each Proposal;
●	Discuss and decide any amendment of this MoU, subject to the internal required approvals of each Party;
●	Discuss and decide any other action as deemed appropriate for the purpose of this MoU.

4.3. Each Party shall initially appoint one (1) representative, each of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope and purpose of this Mou. Each Party may replace its representative at its own discretion, at any time upon ten (10) days written notice sent to the other Party. Each Party may invite non-members (including consultants and advisors of a Party), at its own costs and expenses, who are under an obligation of confidentiality consistent with this MoU, and provided that such participants shall have no voting rights at the Committee.

4.4. The Committee shall meet as frequently as required, but in no event less than two (2) meetings every year. The meetings of the Committee may be held in person or by audio or video conference. The date, agenda and practical details of the meetings will be determined by mutual agreement by the Parties and sent by the Party organizing the meeting no later than fifteen (15) calendar days before the meeting.

4.5. Any decision to be taken by the Committee shall be subject to a vote, one (1) voting right per Party, on a unanimous basis. The Committee shall not deliberate and vote unless all of its members are present or duly represented. If the Committee fails to reach a unanimous decision on any matter, the Committee shall submit the respective positions of the Parties with respect to such matter for resolution by the legal representatives of the Parties.

4.6. The chair and secretariat of the meeting will be alternatively borne by each Party. The drafting of the minutes of each meeting shall be under the responsibility of the chairperson and transmitted by him/her to the other Party without delay. The minutes of each meeting shall be considered as accepted by the other Party if, within fifteen (15) calendar days from receipt, the receiving Party have not objected in writing to the minutes.

ARTICLE 5 - IDENTIFICATION AND APPROVAL OF PROJECTS

5.1. Any business opportunity detected by the COMPANY in the Territory regarding Simulator(s) shall be immediately communicated in writing to SINDEL.

5.2. Upon receipt, the business opportunity shall be promptly analyzed and reviewed by SINDEL:

●	If approved in writing by SINDEL, then it shall become a Project and the Parties shall discuss and negotiate the terms and conditions of a Specific Agreement in accordance with Article 5.3 below.
●	If rejected in writing by SINDEL, or in absence of a reply within sixty (60) days, the business opportunity shall be immediately dropped and no further action shall be undertaken for this business opportunity.

5.3. For each Project, the Parties shall negotiate in good faith the terms and conditions of a Specific Agreement , on the basis of the template in Annex 2. Once agreed, the Specific Agreement will be signed by both Parties’ legal representatives.

5.4. Failure to agree on the terms and conditions of a Specific Agreement, each Party may convene the Committee who shall review, discuss and decide the terms and conditions of this Agreement, in accordance with Articles 4.2 and 4.5 above. Failure by the Committee or by each Party’s legal representatives to take a decision in accordance with Article 4.5 above may result in termination of this MoU.

ARTICLE 6 - WORKSHARE

6.1. The Parties have already agreed to a general allocation of work between themselves, as set out in Annex 1 of this MoU (hereinafter the “WorkShare”).

6.2. However, for each Project, the Parties may agree on some deviations to the WorkShare. In such case, any deviation must clearly be mentioned in the Specific Agreement.

ARTICLE 7 - PREPARATION AND SUBMISSION OF PROPOSALS

7.1. Unless otherwise agreed in writing in the Specific Agreement, COMPANY shall be nominated in the Proposal as the prime contractor and shall have overall responsibility for the submission of the Proposal to the Customer for each Project. The Parties agree to jointly prepare the Proposal in accordance with the terms of this Article 7.

7.2. SINDEL agrees to provide COMPANY with an offer in due time for its Part, based on the WorkShare defined in Annex 1 of this MoU, as may be further amended by a Specific Agreement.

7.3. Unless otherwise agreed in writing in the Specific Agreement, SINDEL shall be nominated in the Proposal as the sub-contractor for its Part. COMPANY shall obtain SINDEL’s prior written approval prior to any modification (including financial) of SINDEL’s Part of the Proposal.

7.4. Each Party shall bear its own costs involved in the marketing, preparation and submission of Proposal.Any joint commercial and/or marketing activity shall be previously approved in writing by both Parties, as set forth in Article 4.2.

7.5. Each Party shall disclose such technical and commercial information to the other Party, as will be necessary to enable Proposal to be prepared, presented and discussed with the Customer by the COMPANY with the assistance of SINDEL as hereinafter provided.

ARTICLE 8 - NEGOTIATION

The COMPANY shall be responsible for carrying out negotiations with the Customer in connection with the Proposal, and SINDEL shall provide its assistance for its Part. SINDEL shall be promptly kept informedof the progress of any negotiations and the COMPANY agrees that no amendment shall be made to SINDEL’s Part without obtaining the prior written agreement of SINDEL.

ARTICLE 9 - CONTRACT AWARD

9.1. If a Contract is awarded to the COMPANY pursuant to a Proposal, then the COMPANY agrees to subcontract the Part to SINDEL, and the Parties will enter into negotiations to sign a subcontract based upon (in the following order of priority): (i) SINDEL’s terms and conditions included in the offer mentioned in Article 7.2 of this Mou , (ii) the terms and conditions of the Specific Agreement related to the Project, (iii) the terms and conditions of this MoU, and (iv) any alteration and amendment thereto as may be agreed between the Parties (the” Subcontract “).

9.2 .. Notwithstanding the final amount and content of the Contract awarded to the COMPANY, the Parties agree that the amount of SINDEL’s Part under a Subcontract shall in no event be lower than the amount of SINDEL’s offer, unless otherwise previously agreed in writing by SINDEL.

ARTICLE 10 - CONFIDENTIALITY

10.1. For the entire duration of the MoU and for a period of five (5) years thereafter, each Party shall keep confidential the existence, source and content of this MoU as well as any other information of whatever nature provided by the other Party, including but not limited to information about business, finances, assets, liabilities, dealings, transactions, know-how, products, customers, suppliers, processes, or affairs of the other Party, whether or not marked “ Confidential’ or “ Proprietary” (hereinafter the “Conf i dential Information “ ).

10.2. Each Party agrees that any Confidential Information received from the other Party shall not be used in whole or in part for any purpose other than the performance of its obligations under this MoU, without the prior written consent of the disclosing Party.

10.3. The Parties however acknowledge that the obligations contained in the Article 10.1 shall not apply to information which the receiving Party can prove:

a.	is already in the possession of, or which is previously known to, the receiving Party at the time of its receipt from the disclosing Party other than by breach of the Article 10.1 of this MoU;
b.	is obtained from a third party who is permitted to disclose such information, or has been generated by the receiving Party, without any use of the Confidential Information received from the disclosing Party;
c.	is independently developed by the receiving Party without reliance on the disclosed Confidential Information;
d.	is or comes into the public domain other than by breach of the present Article 10.1 of this MoU;
e.	is previously approved in writing for disclosure by the disclosing Party; or
f.	is disclosed by the receiving Party pursuant to judicial order, requirement of a governmental agency or other operation of law, provided that the receiving Party informs the disclosing Party promptly after receiving notice of its obligation to make such disclosure, and takes reasonable steps to limit the scope of such disclosure .

10.4. Notwithstanding anything to the foregoing and given the nature and purpose of this Mou, the Parties agree that any Party may freely disclose all information, including Confidential Information to any of its Affiliates, related companies, partners or subcontractors, on a need to know basis only.

ARTICLE 11 - PUBLICITY AND NEWS RELEASES AND SECURITY

11.1. No release shall be made by either Party to the news media or the general public relating to its participation in this MoU without the prior written approval of the Committee, according to the Article 4.2 of this MoU. The Parties further agree that any such news release made by a Party shall recognize the participation and contributions of the other Party.

11.2. To the extent the obligations of the Parties hereunder involve access to information classified information, the corresponding regulations of the appropriate Government agency, as applicable, shall apply.

ARTICLE 12 - INTELLECTUAL PROPERTY RIGHTS

12.1. In this MoU, the term “Intellectual Property Rights” or” IPR” means all rights in inventions, patents, designs, utility models, whether registered or not, copyright, trade secrets, know-how, software, discoveries, improvements, concepts, models, drawings, secret formulae and processes and all rights to confidential or proprietary information and all other rights of a similar nature throughout the world including all applications for any such protection and rights to apply for any of the same and, for the avoidance of doubt, excluding trade and service marks and trade names, whether registered or not.

12.2. All the Intellectual Property Right which are generated, developed or acquired by each Party before and/or independently of the cooperation under this MoU (“BackgroundIPR”) shall constitute IPR of such Party that shall be the owner of the relevant rights.

12.3. All the IPR which are generated, developed or acquired separately by each Party during the cooperationunder this MoU (“Foreground IPR”) shall constitute IPR of the Party having created or acquired it, which shall be the owner of the relevant rights, unless otherwise decided mutually between the Parties.

12.4. All the IPR which are effectively jointly generated, developed or acquired by both Parties in the frame of the cooperation under this MoU and which are not divisible for separate applications (“Joint Foreground IPR”) shall constitute joint IPR of the Parties, that may jointly apply for the relevant protection.

Each of the Parties may use Joint Foreground IPR for internal purposes only without restriction, provided that should any Party wish to grant a license of Joint Foreground IPR to any third party, other than any subsidiary, affiliate company, such Party shall notify the other Party in advance and agree with it in writing regarding the licensing terms. Such licensing terms should take into account the respective contributions of the Parties to the creation of such Joint Foreground IPR. Such licensee shall not be allowed to sub-license or to transfer the license without prior approval of the Parties.

Any form of legal protection in Joint Foreground IPR shall (unless the other Party decides not to contribute to said legal protection) be applied for and taken out in the joint names of the Parties, and the Parties shall make such arrangements between them for the upkeep and abandonment of relevant legal protection.

12.5. Nothing in the MoU may be construed as granting each Party any license nor right in any IPR belonging to the other Party.

12.6. Notwithstanding the preceding Article, each Party hereby accepts to grant to the other Party, on demand, for the duration of this MoU and subject to the terms and conditions herein, a non-exclusive, non-transferable, revocable right to use its sole Background IPR and Foreground IPR that are strictly needed for the performance of its obligations under this MoU, and in accordance with the terms and conditions of this MoU.

ARTICLE 13 - FORCE MAJEURE

13.1. Each Party shall not be liable for failure to perform any of its obligations under the MoU if such failure is caused by or arises as a result of an event of force majeure resulting directly or indirectly from any cause which is beyond its reasonable control including, but not limited to the following examples: fire, flood, strike, acts of God, changes of the regulatory environment, acts of governmental or military authorities, civil unrest, terrorism and war.

13.2. As soon as reasonably possible, the Party suffering from a force majeure event shall notify the other Party in writing of any occurrence of an event of force majeure, the estimated extent and duration of its inability to perform its obligations under the MoU. Each Party shall use all reasonable endeavors to minimize the effects of the force majeure event.

ARTICLE 14 -TERM AND TERMINATION

14.1. Unless prematurely terminated as provided in Article 14.2 below, this MoU shall remain in full force and effect until December 31st , 2017.

14.2. This MoU, except for these articles regarding Confidential Information, IPR, Applicable law, dispute resolution, and all other provisions which, by nature survive expiration or termination shall terminate upon the first to occur of any of the following:

a.	If the Parties fail to agree on the terms and conditions of any Specific Agreement, in accordance with Article
5.4 of this MoU;
b.	In the event of any breach by the other Party not remedied within thirty (30) days of receiptof written notice requiring it so to do;
c.	If a force majeure event, as defined in Article 13.1 of this MoU, lasts more than thirty (30) days;
d.	If the other Party ceases its activity, is ordered or adjudged bankrupt, is placed in the hands of a receiver, enters into any scheme or composition with creditors or makes an assignment for the benefit of creditors;
e.	If an enforceable criminal sentence is passed against the other Party or its executives and shareholders which would to the opinion of the innocent Party prevent such innocent Party from reasonably continuing its collaboration with the other Party.
f.	By mutual agreement of the Parties;

14.3. Upon termination of this MoU, each Party shall have the right to pursue alone, or to contract with others in connection with the purpose, subject to the respect of Articles 10 and 12 of this MoU.

ARTICLE 15 - LIABILITY

15.1. Each Party shall indemnify and hold harmless the other Party from all claims, costs, damages, or expenses of any kind, including attorneys’ fees and other costs and expenses of litigation, for personal or property damage arising out of that Party’s performance required by this MoU. This Article shall remain applicable after the termination or expiry of this MoU.

15.2. To the fullest extent permitted by any applicable law, neither Party shall be liable to the other Party for any indirect, special or consequential damages, or loss of profits, arising in connection with any of its obligations or duties under this MoU.

ARTICLE 16 -APPLICABLE LAW AND DISPUTE RESOLUTION

16.1. The interpretation, validity and performance of this MoU and its subsequent amendments shall be governed by the laws of England and Wales, without regard to its conflict of law principles.

16.2. The Parties shall make every effort to resolve amicably any dispute that may result from the interpretation and/or performance and/or validity of this MoU.

(a) Arbitration. Failing settlement in an amicable way within one (1) month, any disagreement, dispute, controversy or claim arising out of or relating to this MoU or the interpretation hereof or any arrangements relating hereto or contemplated herein or relating to its violation, termination or invalidity shall be settled exclusively and finally by arbitration under the Rules of Arbitration of the International Chamber of Commerce. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the Parties, including without limitation any matter relating to the interpretation of this MoU, shall be submitted to arbitration irrespective of the magnitude hereof, the amount in controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. This MoU and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in such arbitration proceeding, which award shall determine whether and when termination shall become effective, unless a Party, in its unfettered opinion, considers and evidences that continuation of the MoU is substantially detrimental to its own interests.

(b) Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, all of whom shall be either an attorney or former judge with experience in international commercial agreements and, in particular, the implementation and interpretation of international contracts.

(c) Place of Arbitration. The place of arbitration shall be London, United Kingdom.

(d) Language of Arbitration. The language to be used in the arbitration shall be the English language.

(e) Finality and enforcement of Award. Any decision or award of the arbitral tribunal shall be final and binding upon the Parties to the arbitration proceeding.

ARTICLE 17 -TAXES

Each Party shall be responsible for its respective present and future taxes, duties, tariffs, fees, imports and other charges of any kind imposed upon the responsible Party by any taxing authority as a result of the performance of the Party’s duties and responsibilities hereunder.

ARTICLE 18 - MISCELLANEOUS

18.1. Relationship. This MoU shall not be construed to create any employment relationship or association between SINDEL (including its Affiliates) and the COMPANY.

18.2. Injunctive Relief. The Parties agree that any breach of this MoU may result in irreparable harm to the non defaulting Party for which damages would be an inadequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, the non-defaulting Party shall be entitled to seek equitable relief, including injunction, in the event of such breach.

18.3. Modification. This MoU constitutes the expression of the full and total understanding of the Parties and it may only be amended by an addendum signed by the two Parties’ representatives, upon Committee’s approval.

18.4. Headings. The headings of this MoU are solely references which must not in any circumstance affect the content thereof.

18.5. Assignment. No Party shall neither assign nor transfer (except to its Affiliates), entirely or in part, the rights and obligations derived from this MoU without the express and prior authorization of the other Party.

18.6. Costs. Each Party shall be responsible for its own costs of negotiation, drafting and conclusion of this MoU.

18.7. Waiver. No failure or delay by any Party in exercising any rights hereunder shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any rights hereunder, except where the law provides otherwise.

18.8. Language. This MoU has been drawn up in English, and the Parties agree that the English version shall be valid and binding.

18.9. Interpretation. The Parties agree that reference to (i) one gender includes the other, and (ii) the singular includes the plural and the plural includes the singular;

18.10. Notices. All notices required or contemplated by this MoU from any of the Parties shall be in writing and shall be delivered either: (i) by personal delivery, (ii) by registered airmail, postage prepaid, return receipt requested, or (iii) by fax, or email. All notices delivered by airmail, fax or email shall be addressed to the Parties at their addresses set forth in this Article, which addresses may be changed from time to time by notice delivered in accordance with this Article. The effective date of any notice delivered in accordance with this Article, as the case may be, shall be (i) the date of personal delivery, (ii) the day of receipt of registered airmail, or (iii) the first business day after transmission of fax or email.

The addresses, to which notices shall be sent, until a different address is specified by notice as above provided, are:

e-MARINE Co., Ltd. - #401, Bestech Bldg, 30, Jeongdong-ro, Nam-gu, Ulsan, Republic of Korea

Attn: Mr. Peter Kim

Tel: +82 70 7204 9345

Fax: +82 2 2266 9666

Email: peter-kim@eMARINE.co.kr

ECA SINDEL S.r.1- Via Buccari 29, 16153 Genova , ITALY

For Legal matters:	For any other matters:
Attn: Legal Department	Attn: Sales Department
Tel: +33 494 089 000	Tel: + 39 010 601 88 28
Fax: +33 494 089 070	Fax: + 39 010 604 98 40
Email: legal@ecagroup.com	Email: eca-sindel@ecagroup.com

18.11. Rights of Third Parties. A person who is not a party to this Mou shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this MoU, but this does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

18.12. Severance. In the event of invalidity of any provision of this MoU, the Parties agree that such invalidity shall not affect the validity of the remaining portions of this MoU and further agree to substitute a valid provision for the invalid one in accordance with the relevant legislation .

18.13. Anti-corruption. Each Party shall comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption including but not limited to the provisions of the OECD Convention of December 17th, 1997 relating to the corruption of foreign public officials in international commercial transactions and their transposition into any applicable national law.

IN WITNESS WHEREOF, the Parties hereto have executed this MoU in duplicate (each shall be deemed an original) by their duly authorized representatives.

ANNEX 1: WORKSHARE

The Parties already covenant to the following general workshare shall be used as a basis for each Project. Deviation(s) to this WorkShare may be agreed by the Parties on a case by case basis:

1.1 For SINDEL:

●	Provides COMPANY with marketing information
●	Generates proposal for COMPANY
●	Attends meetings and discussions with potential end-users organized by COMPANY
●	Supplies software and proprietary hardware
●	Conduct and responsible for Factory Acceptance Test (FAT)
●	Integrate all simulator components
●	Support onsite installation and commissioning
●	Support onsite acceptance tests (OSAT)
●	Provides training to COMPANY for local installation and commissioning services

1.2 For COMPANY:

●	Front line sales activity of SINDEL solution in the Territory
●	Arrange joint customer meeting
●	Proposal work for simulator project
●	Manage Customer contractual relationship.
●	Purchase off the shelves simulator hardware system in the Territory
●	Deliver COMPANY offered components (cf. ECDIS and others) into simulator, if any
●	Conduct onsite installation and commissioning
●	Conduct and responsible for On-site Acceptance Test (OSAT)

ANNEX 2: SPECIFIC AGREEMENT TEMPLATE

1. Definitions:

As per MoU

2. Project name:

To be completed

3. Customer name:

To be completed

4. Price and payment terms:

As per SINDEL’s offer

5. Technical specifications of the Part:

As per SINDEL’s offer

6. Deviation to the WorkShare:

To be completed if any

7. Delivery:

As per SINDEL’s offer

8. Warranty:

As per SINDEL’s offer

9. Termination:

As per Article 14.2 of the MoU, and if the Contract(s) related to the Project is(are) awarded to any party other than the COMPANY.

10. Liability:

As per Article 15 of the MoU

Liability cap: to be completed

11. Insurance:

 Each Party covenants, represents and warrants that it shall effect and maintain at its own costs , all applicable insurances as required by law and to cover its obligations under the Project, and shall provide the other Party with such insurance certificate at first request.

12. Other conditions:

As per Mou